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                                                                   Exhibit 4.1


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                         OF CONVERTIBLE PREFERRED STOCK
                   OF BOGEN COMMUNICATIONS INTERNATIONAL, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


         BOGEN COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (the "Company"), certifies pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, that the Special Committee of its Board of Directors has adopted the following resolution creating a series of its Convertible Preferred Stock, par value $.001 per share, designated as "Series A Convertible Preferred Stock":

         RESOLVED, that the Company shall, and does, designate a series of preferred stock, which shall be known as the "Series A Convertible Preferred Stock", the number of shares constituting the Series A Preferred Stock shall be 200,000 and the relative rights preferences and limitations of the Series A Convertible Preferred Stock are as follows:

         1. NUMBER OF SHARES. The series of Preferred Stock designated and known as "Series A Preferred Stock" shall consist of 200,000 shares. Subject to the reservation of such shares of preferred stock as is necessary for the payment of dividends, as determined by the Board of Directors under Section 3 hereof, the balance of the authorized shares of Preferred Stock may be divided into such number of shares as the Board of Directors may determine with such rights, preferences, privileges and restrictions as the Board of Directors may determine in connection therewith.

         2. VOTING. Except as may be otherwise provided in these terms of the Series A Preferred Stock, the Certificate of Incorporation or by the provisions of Delaware law, the Series A Preferred Stock shall vote together with all other voting classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible.

         3. DIVIDENDS. (a) Each holder of a share of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the funds of the Company legally available therefor, cumulative dividends during each Semi-Annual Dividend Period (as hereinafter defined) at a per annum dividend rate per share equal to the product of (i) the Redemption Value; and (ii) nine percent (9%); provided, however, that dividends for any period during which any shares of Series A Preferred Stock shall be outstanding for less than a full Semi-Annual Dividend Period (as defined below) shall be paid, pro rata, based on the actual number of days such shares shall be outstanding during such Semi-Annual Dividend Period ("Accrued Dividends"). As used herein, "Semi-Annual Dividend Period" means the period from January 1, through June 30, of each year and July 1, through December 31, of each year, provided that the first Semi-Annual Dividend Period shall be the period commencing on the date of initial issuance of shares of the Series A Preferred Stock (other than Additional Shares (as defined below)) and ending on June 30, 1998.

                  (b) Except as provided below, each such dividend shall be paid in cash on the 15th day of January and July next following the close of each Semi-Annual Dividend Period (each a "Dividend Payment Date") commencing on July 15, 1998, to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Company on the last day of the relevant Semi-Annual Dividend Period.
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Notwithstanding anything to the contrary herein, any part of, or all, dividends payable on any particular Dividend Payment Date may be paid, at the option of the Company, in lieu of cash, in additional whole or fractional shares of Series A Preferred Stock ("Additional Shares") with a Redemption Value and Liquidation Preference (as defined below) equal to the amount of such dividend. For purposes of the accrual of dividends, the original issuance date of such Additional Shares shall be the last day of the Semi-Annual Dividend Period on account of which such Additional Shares were so issued. Prior to the Dividend Payment Date on which there will be issued any Additional Shares as a dividend, the Company will prepare and mail to each holder of Series A Preferred Stock a certificate setting forth the determination of the Company to pay such dividend in Preferred Stock together with a computation of the number of Additional Shares issuable in payment of such dividend. A dividend payment in Additional Shares shall not be considered paid if the Company has not caused share certificates representing the Additional Shares to be delivered to the holders of the Series A Preferred Stock within thirty (30) days after the applicable Dividend Payment Date.

                  (c) The amount of any dividends accrued on Series A Preferred Stock at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Payment Date, whether or not earned or declared. Dividends in arrears shall bear dividends as if such dividends in arrears had been declared and paid in Additional Shares as set forth herein. Dividends in arrears for any past Semi-Annual Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date preceding the payment date thereof as may be fixed by the Board of Directors of the Company or a duly authorized committee thereof (excluding any nominees of the holders of Series A Preferred Stock).

                  (d) Unless otherwise approved by the vote or consent of the holders of more than 50% of the Series A Preferred Stock outstanding at such time, so long as any shares of Series A Preferred Stock shall remain outstanding, no dividends shall be paid or declared, or other distributions made (upon dissolution or otherwise), whether in cash or property or in obligations of the Company, on any shares of the Common Stock or stock of any other series of Preferred Stock of the Company over which the Series A Preferred Stock has a priority in the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Company ("Junior Preferred Stock") (other than dividends payable solely in shares of Common Stock), nor shall any shares of the Common Stock or Junior Preferred Stock be purchased, redeemed, retired or otherwise acquired by the Company or any corporation or other entity controlled by the Company for any consideration of any kind (or any payment made to, or available for, a sinking fund for the redemption of any such securities), other than purchases of Common Stock made by the Company pursuant to an open market Common Stock repurchase plan approved by the Board of Directors, and neither the Company nor any corporation or other entity controlled by the Company shall incur any obligation for any of the foregoing.

         4. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled (unless such Preferred Stock is converted prior to the effective date of such event), before any distribution or payment is made upon any Common Stock or Junior Preferred Stock, to be paid an amount equal to the greater of (i) the Redemption Value per share of Series A Preferred Stock plus, in the case of each share, an amount equal to all Accrued Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, such amount being sometimes referred to as the "Liquidation Preference," or (ii) such amount of cash, securities or other property per share of Series A Preferred Stock as would have been payable had each such share been converted to, and treated equally with other shares of, Common Stock pursuant to
Section 6 immediately prior to such liquidation, dissolution or winding up (the amounts to be paid pursuant to clauses (i) and (ii) being referred to herein as the "Liquidation Payments.") The holders of Series A Preferred Stock shall not be entitled to any further right of conversion or payment, other than as provided in the preceding sentence. If upon such liquidation, dissolution or winding up of the Company,

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whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock pursuant to clause (i) above shall be insufficient to permit payment to the holders of Series A Preferred Stock of the Liquidation Preference, then the entire assets of the Company to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the amount to be distributed to the holders of Series A Preferred Stock is determined pursuant to clause (ii) above, the assets of the Company may be distributed to the holders of Series A Preferred Stock and Common Stock, ratably. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than twenty (20) business days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company. The consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, the sale by the Company of all or substantially all its assets or a sale by the Company of shares of Common Stock which, after giving effect to the issuance of such shares, represents fifty percent (50%) or more of the Company's outstanding voting capital stock, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this Section 4 unless the holders of more than 50% of the shares of the Series A Preferred
Stock notify the Company in writing at least ten (10) business days prior to such event of their consent to such transaction. The provisions of this Section
4 shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into an eighty percent (80%) or more owned subsidiary of the Company that is incorporated in the United States of America, or (3) any other transaction approved by the Company's Board of Directors, which approval includes a determination by two-thirds or more of the members of the Board, not subject to the refusal provisions of Section 3.3(b) of the Convertible Preferred Stock Purchase Agreement, dated November 26, 1997, that the transaction will not have a material adverse effect on the rights and preferences of the holders of the Preferred Stock as in effect immediately prior to the consummation of the transaction. For purposes hereof, all other preferred stock, and all of the Common Stock, shall rank on liquidation junior to the Series A Preferred Stock.

         5. RESTRICTIONS ON SENIOR SECURITIES. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or by the Certificate of Incorporation, without the approval of the holders of more than fifty percent (50%) percent of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Company will not:

         (a) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or increase the authorized amount of the Series A Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

         (b) Redeem or otherwise acquire any shares of Series A Preferred Stock except as expressly authorized in Section 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series

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         A Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Preferred Stock then held by each such holder; or

         (c) Amend the Certificate of Incorporation or adopt any votes of the Board of Directors or any provision of the By-Laws of the Company which will alter or change the rights, preferences or privileges of the Series A Preferred Stock in any manner adverse to the interests of such holders.

         6. CONVERSIONS. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

         A. Right to Convert; Automatic Conversion. Subject to the terms and conditions of this Section 6, the holder of any share of Series A Preferred Stock shall have the right, at its option at any time prior to the close of business on the third (3rd) business day preceding any Redemption Date (or if funds for redemption are not available or reserved as required by 7C hereof, or upon any liquidation of the Company, the close of business on the day preceding the day fixed for payment of the Liquidation Payment distributable on the Series A Preferred Stock), to convert each such share of Series A Preferred Stock into eighteen and fifty-two one hundredths (18.52) shares of fully paid and nonassessable shares of Common Stock based upon an initial conversion price of $5.40 per share of Common Stock (the "Conversion Price") subject to such adjustments as may be required herein or are otherwise determined by the Board of Directors (excluding those members subject to the refusal provisions of Section 3.3 of the Convertible Preferred Stock Purchase Agreement) to be reasonably necessary, in their good faith judgment, to preserve for the holders of shares of Series A Preferred Stock the benefits and rights set forth herein. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of whole or fractional shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The conversion rights may be exercised at any time, and from time to time. Any shares of Preferred Stock still outstanding as of December 1, 2002 shall, without any action of the Holders thereof or the Company, be automatically converted into Common Stock, as set forth above.

         B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Subsection 6A and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         C. Fractional Shares; Dividends; Partial Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion.

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         At the time of each conversion, the Company shall pay in cash an amount equal to all unpaid Accrued Dividends on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Subsection 6A exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of whole or fractional Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Subsection 6C, be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the Conversion Price multiplied by the fraction.

         D. Reorganization, Reclassification or Stock Splits. If any capital reorganization or reclassification or stock splits or dividends in the form of capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to, or in exchange for, Common Stock, then, as a condition of such reorganization or reclassification or stock split, lawful and adequate provisions shall be made whereby assurance shall be given that each holder of shares of Series A Preferred Stock shall receive upon conversion of Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to, or in exchange for, a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion of such shares of Series A Preferred Stock had such reorganization, reclassification or stock split or dividends not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

         E. Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another corporation, or the Company is a party to a transaction which results in the sale by the Company of all or substantially all of the Company's capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 to the end that the provisions of this
         Section 6 (including any necessary adjustment of the Conversion Price, then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         F. Notices. In case at any time:

                  (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

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                  (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

         or there shall be any other event, agreement or plan of the type described in Sections 4, 5 or 6 hereof, then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by telex to non-U.S. residents, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 20 business days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, or similar event and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up or similar event, at least 20 business days' prior written notice of the date when the same shall take place. Such notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         G. Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         H. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued as Series A Preferred Stock.

         I. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         J. Definition of Common Stock. As used in this Section 6, the term "Common Stock" shall mean and include the Company's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Series A Preferred Stock, and shall also include any capital stock of any class of the Company thereafter authorized which shall neither be limited to a fixed sum or

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         percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6.

         7. REDEMPTION. The shares of Series A Preferred Stock shall be redeemed as follows:

         A. Subject to Section (E) below, the Company may, at the times and in the manner set forth below, redeem for the Redemption Price (as defined below) all or any part of the shares of Series A Preferred Stock outstanding. Such redemption may only be made following a period of twenty (20) consecutive trading days (a "Valuation Period") during which, on each day, the closing bid price of the Common Stock on the primary exchange on which Common Stock is traded on each such day, exceeds one hundred and fifty percent (150%) of the then applicable Conversion Price (an "Optional Redemption"). Any such Optional Redemption shall be made only upon the giving by the Company of a written notice to the holders of Preferred Stock (in the manner set forth in C. below) given on or before the sixtieth (60) day following the last day of the applicable Valuation Period. The applicable "Redemption Price" for an Optional Redemption shall be the Redemption Value of the Preferred Stock, plus all Accrued Dividends through the Redemption Date, plus in the event of an Optional Redemption which results in a Redemption Date prior to December 1, 2000, an amount, in cash, equal to one-half (1/2) of the dividends that would have accrued or been payable through December 1, 2000 if such Optional Redemption had not occurred.

         B. On and after any Redemption Date (unless default shall be made by the Company in the payment of the applicable Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Preferred Stock to be redeemed, except the right to receive the applicable Redemption Price as herein provided, shall cease and terminate and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Company.

         C. Notice of the redemption pursuant to this Section 7 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Preferred Stock at their respective addresses as the same shall appear on the books of the Company. Such notice shall be mailed on a business day which is not less than 15 nor more than 60 day calendar in advance of the applicable Redemption Date. The Company shall be required to have available, not less than two (2) business days prior to the Redemption Date, in escrow or otherwise reserved, such funds as are necessary to pay the aggregate Redemption Price to be due. At any time on or after the Redemption Date, the holders of record of shares of Preferred Stock to be redeemed on such Redemption Date in accordance with this Section 7 shall be entitled to receive the applicable Redemption Price upon actual delivery to the Company or its agents of the certificates representing the shares to be redeemed.

         D. The Company will not, and will not permit any subsidiary of the Company to, purchase or acquire any shares of Preferred Stock otherwise than pursuant to the terms of this Section 7 or pursuant to an offer made on the same terms to all holders of Preferred Stock at the time outstanding.

         E. Anything contained in this Section 7 to the contrary notwithstanding, the holders of shares of Preferred Stock to be redeemed pursuant to this Section 7 shall have the right, exercisable at any time

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         up to the close of business on the third (3rd) business day preceding the Redemption Date (unless default shall be made by the Company in the payment of the Redemption Price as herein provided, in which event such right shall be exercisable until such default is cured), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 5 hereof. If, and to the extent, any shares of Preferred Stock so entitled to redemption are converted into shares of Common Stock by the holders thereof prior to the close of business on the Redemption Date, the total number of shares of Preferred Stock otherwise to be redeemed on such date shall be reduced by the number of shares of Preferred Stock so converted.

         8. AMENDMENTS. No provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of more than 50% of the voting power of the then outstanding shares of Series A Preferred Stock.

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         IN WITNESS WHEREOF, said BOGEN COMMUNICATIONS INTERNATIONAL, INC. has caused this Certificate of Designations, Preferences and Rights of Convertible Preferred Stock to be duly executed by its Chief Financial Officer and Senior Vice President - Business Development and Finance and attested to by its Assistant Secretary and has caused its corporate seal to be affixed hereto, this 26th day of November, 1997.

                                       BOGEN COMMUNICATIONS INTERNATIONAL, INC.


                                       By /s/ Yoav M. Cohen
                                          -------------------------------------
                                          Yoav M. Cohen,
                                          Chief Financial Officer and Senior
                                           Vice President - Business Development
                                           and Finance


(Corporate Seal)

ATTEST:

/s/ Francis J. Elenio
----------------------------
Francis J. Elenio, Assistant
 Secretary